Exhibit 2
                                    ---------

THIS IRREVOCABLE TRUST AGREEMENT (THIS "AGREEMENT") IS ENTERED INTO BY AND AMONG BANCO INTERNACIONAL, S.A., DEPARTAMENTO FIDUCIARIO (TRUSTEE DEPARTMENT), AS TRUSTOR AND REPRESENTED BY ITS DELEGATED TRUSTEES MR. EDUARDO AZCOITIA MORAILA, ESQ. AND MS. REBECA TREJO SANCHEZ, ESQ., ATTORNEY IN FACT (THE "TRUSTOR"); BANCO INBURSA, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, DIVISION FIDUCIARIA, AS TRUSTEE AND REPRESENTED BY ITS DELEGATED TRUSTEE, HUMBERTO ZEPEDA RUIZ, ESQ. (THE "TRUSTEE"); SBC INTERNATIONAL, INC., REPRESENTED BY MR.
MICHAEL J. VIOLA AND MR. MARK E. ROYSE (THE "BENEFICIARY"); AND CARSO GLOBAL TELECOM, S.A. DE C.V., A SOCIEDAD ANONIMA DE CAPITAL VARIABLE AND REPRESENTED BY EDUARDO VALDES ACRA, ESQ. ("CGT"), PURSUANT TO THE FOLLOWING ANTECEDENTS, DECLARATIONS AND CLAUSES:

A N T E C E D E N T S

I. On December 20, 1990, the Federal Government of the United Mexican States, Grupo Carso, S.A. de C.V., Southwestern Bell International Holdings Corporation ("SBC International, Inc.") and France Cables et Radio, as the underwriters entered into a Trust Agreement with respect to all the issued and outstanding Series "AA" shares of Telefonos de Mexico, S.A. de C.V. ("Telmex").

II. As a result of the spin-off of America Movil, S.A. de C.V. from Telmex, one billion and fifty-nine million eight hundred and nine thousand seventy-six (1,059,809,076) shares of Series "AA" shares of Telmex described in Exhibit A attached hereto and owned by SBC International, Inc. (the "SBC Shares") shall be included in this trust.

III. Pursuant to Declarations 1-g and 1-h, and other applicable declarations of the Trust Agreement dated November 20, 1990, and on the basis of article 15 under the Regulations of the Law for the Promotion of Mexican Investment and Regulation of Foreign Investment, and Rule 1, subsection "A" of General Resolution No. 3 published on August 9, 1990 in the Official Journal of the Federation, the Secretary of Commerce and Industrial Development approved the execution of this Trust Agreement, in accordance with the favorable opinion of the National Commission of Foreign Investment as set forth in letter no. 7982 dated December 19, 1990, and letter no. 7983 dated December 19, 1990.

I.   The Trustor declares:

(A) That the Trustor is a credit institution duly organized under the laws of Mexico with powers to perform the duties of trustor under this trust.

(B) That in fulfilling the purposes of this trust, the Trustor wishes to transfer and deliver to the Trustee, pursuant to the express instructions of the Beneficiary, the SBC Shares.

II.  The Trustee declares:

(A) That it is a credit institution duly organized under the laws of Mexico with powers to perform the duties of trustee under this trust.

III. The Beneficiary declares:

(A) That it is a corporation duly organized under the laws of the State of Delaware, United States of America, with legal capacity to execute this Agreement, and that its representatives have full legal power to execute this Agreement.

(B) That it agrees to have the Trustor transfer and deliver to the Trustee the SBC Shares.

On the basis of the aforementioned Antecedents and Declarations, the parties hereto hereby enter into this Agreement according to the following:

C L A U S E S

FIRST. The Trustor hereby irrevocably delivers and transfers to the Trustee, and the Trustee hereby receives and accepts delivery of the the share certificate representing the SBC Shares, in the trust and for the purposes set forth in this Agreement.

The Trustee shall then grant to the Trustor the receipt that corresponds to the assets held in this trust.

At any time, the Beneficiary may transfer to this Trust additional Series "AA" shares of Telmex in order to fulfill the purposes of this trust, and such shares shall become assets of this trust; provided, that the Beneficiary shall not transfer to this trust a higher percentage of Series "AA" shares than that allowed by Telmex's bylaws.

SECOND. The following entities are parties to this trust:

Trustee:         Banco Inbursa, S.A., Division Fiduciaria

Trustor:         Banco Internacional, S.A., Division Fiduciaria.

Beneficiary:     SBC International, Inc.

THIRD. Pursuant to this Agreement, the purposes of this trust are as follows:

1. That the Trustee shall receive and maintain ownership of and shall hold Series "AA" shares of Telmex and maintain the Series "AA" shares of Telmex in this trust, pursuant to the terms and conditions set forth in this Agreement.

2. That the Trustee shall exercise all corporate and proprietary or pecuniary rights corresponding to or resulting from Series "AA" shares of Telmex that are a part of the assets of this trust. If, in the exercise of these rights, the Trustee receives new Series "AA" shares of Telmex, such new shares shall (i) become assets of this trust, (ii) be allocated to the purposes of this trust, (iii) be considered part of Series "AA" shares of Telmex for all the purposes set forth in this Agreement, and (iv) be voted in the same manner and form as CGT votes its Series "AA" shares of Telmex, except in the case of electing members to Telmex's Board of Directors and Executive Committee.

3. That when the Beneficiary so expressly instructs in writing, the Trustee shall proceed to convert Series "AA" shares of Telmex into other series of shares of Telmex, or the Trustee shall transfer, deliver or sell, in whole or in part, the beneficiary rights or the share certificates representing the Series "AA" shares of Telmex that are part of the assets of this Trust, within or outside the Bolsa Mexicana de Valores, S.A. de C.V., to the persons duly qualified to acquire them in accordance with the legal and statutory terms and provisions effective on the date the conversion and/or transfer is conducted, and in accordance with the terms and provisions that the Beneficiary may indicate.

4. That the Trustee shall receive, when applicable, the sales price of any Series "AA" shares of Telmex sold hereunder as well as any yield or product resulting from the assets of this trust, which the Trustee shall transfer or deliver to the Beneficiary, upon receipt of written instructions from the Beneficiary. Prior to such transfer or delivery, the Trustee shall administer the corresponding resources by investing the resources in securities as authorized and instructed in writing by the Beneificiary.

5. That the Trustee shall receive, based upon written instructions from the Beneficiary, and deliver to the Beneficiary any dividends (payable in cash or shares), amortization of shares, refund for decreases of share capital or other amounts corresponding to the Series "AA" shares of Telmex that are part of this trust.

6. That, if the shareholders of Telmex approve an an increase in the capital of Telmex by means of new contributions from its shareholders and in the form of series "AA" shares, the Trustee shall exercise any right of preference to underwrite and pay for such new shares; provided, that the Trustee has received from the Beneficiary both written instructions to underwrite such new shares and the amount necessary to pay Telmex the price or value of subscription for such new shares, at least five (5) business days prior to the final date given to exercise the right of preference and underwrite and pay for such new shares.

     Capital increases shall be suscribed for by the Trustee in proportion to its share of ownership except for written instructions to the contrary on the part of the Beneficiary to the Trustee.

7. That pursuant to instructions received from the Beneficiary, the Trustee shall conduct all other actions necessary in order to fulfill the purposes of this trust, including, as the case may be, actions to defend the assets of this trust.

FOURTH. To exercise the corporate rights of the Series "AA" shares of Telmex, in particular to represent and vote the Series "AA" shares of Telmex at Ordinary, Extraordinary or Special Telmex Meetings. The Trustee shall represent these shares through the officer or representative of the Trustee that the Trustee appoints, and the shares shall be voted in the same manner and form as the shareholder, Carso Global Telecom, S.A. de C.V., a Mexican corporation with a clause of exclusion of foreigners, votes its shares, except in the case of Telmex's Shareholder Meetings that must resolve appointment of members of Telmex's Board of Directors and Executive Committee, in which case, the Beneficiary shall give direct instructions to the Trustee concerning the appointment of members of Telmex's Board of Directors and Executive Committee.

The Trustee shall receive the corresponding voting instructions in writing from the Beneficiary two (2) business days prior to the Shareholders' Meeting.

FIFTH. The Trustee shall not be liable to the Beneficiary for any events or actions of third parties that impede or make the execution of its obligations hereunder difficult, nor for acting in compliance with instructions received by it from the Beneficiary.

In the event of defense of the assets of this trust, the Trustee shall only be required to grant powers to the person indicated by the Beneficiary to take over such defense. The Trustee shall in no way be responsible for the result of the aforementioned defense, nor shall it be responsible for any expenses or fees resulting from this defense.

SIXTH. This trust shall be in effect for a maximum period of thirty (30) years beginning from the date this Agreement is executed. At the end of this period, the Beneficiary can instruct the Trustee to transfer the assets of this trust to another trust within a determined trustee institution, with purposes similar to those provided for herein. If at the end of the 30-year period, the Trustee has not received instructions with respect to the terms and conditions of the transfer of the assets of this trust, or with respect to the sale, transfer or conversion of the Series "AA" shares of Telmex that remain a part of this trust, the Trustee shall proceed to sell all of Series "AA" shares of Telmex still part of this trust on the Bolsa Mexicana de Valores, S.A. de C.V., and shall give the net amount of the proceeds of the sale to the Beneficiary.

The Trust is terminable in advance if at any time, and upon the written request of the Beneficiary, the Trustee transfers ownership of the assets of the Trust, in any one of the forms established below, in an enunciative but not limitative form:

     a) Delivering all the Series "AA" shares of Telmex to the Beneficiary when the Beneficiary so requests; provided, that the Beneficiary has at that time the necessary legal and statutory capacity to be the holder of such shares pursuant to Telmex's applicable laws and by-laws in effect at that time.

     b) Transferring all the Series "AA" shares of Telmex to any other person appointed by the Beneficiary; provided, that such person has the necessary legal and statutory capacity to be the holder of such shares under Telmex's applicable laws, provisions and by-laws in effect at that time.

c) Selling, assigning or alienating all of the Series "AA" shares of Telmex in the form determined by the Beneficiary, in which case, the proceeds derived therefrom shall be transferred to the Beneficiary.

     d) Converting all of the Series "AA" shares of Telmex in the form determined by the Beneficiary into another series of shares established under Telmex's by-laws.

SEVENTH. Banco Inbursa, S.A., Departamento Fiduciario, accepts the duty of Trustee and affirms its loyal and faithful performance.

EIGHTH. For the performance of its duties, the Trustee shall receive the fees established on Exhibit B attached hereto and signed by the parties.

NINTH. At the request of the Beneficiary, the Trustee shall provide a detailed and satisfactory statement of the assets of this trust, as of the date of such request, and any other information reasonably requested by the Beneficiary.

TENTH. If the Trustee is required to convert Mexican pesos into any other currency available in the Mexican financial market in order to send any amount to the Beneficiary, including dividends, distributions or any other payment from the assets of this trust, the Trustee, pursuant to applicable laws, shall convert Mexican pesos into the currency the Beneficiary selects.

ELEVENTH. Any modification to this Agreement shall only be valid if it is made with the written consent of the Beneficiary, the Trustee and CGT.

TWELFTH. All taxes, rights, or expenses caused by the assets of this trust or as a consequence of this Agreement shall be at the expense of the Beneficiary. The Beneficiary shall accredit its payment to the Trustee upon request.

THIRTEENTH. Only another trustee appointed by the Beneficiary in writing may replace the Trustee. When the duty of the Trustee ends because of resignation or replacement, the Trustee shall make a report of the assets of the trust from the time of the last report it has made to the date the resignation or replacement becomes effective. The Beneficiary shall have 30 working days to examine the report and make the inquiries considered pertinent. If no inquiries have been made during the 30-working day period, the report shall be deemed approved. The new trustee shall be vested with all the power, rights, authorizations and obligations it agrees upon with the Beneficiary, taking possession of the goods making up the assets of this trust. The replacement of the Trustee shall not be effective until the new trustee assumes all the obligations of the Trustee under this Agreement.

FOURTEENTH. That in fulfillment of Article 106, item (b), paragraph XIX of the Law of Credit Institutions, its contents are transcribed.

          "Article 106. Credit institutions shall be prohibited: ...- XIX. In the performance of operations referred to by Article 46, Paragraph XV of this Law:..- b) Respond to trustors, constituents or principals for non-fulfillment of debtors, credits granted or issuers, for values acquired, except if they are at fault in accordance with what is provided in the final part of article 356 of the General Law of Credit Certificates and Operations or ensure perception of yields for funds whose investment is entrusted to them.

          If at the end of the trust, mandate or commission established to grant credits, these were not settled by debtors, the institution shall transfer them to the trustor or beneficiary, as appropriate, or to the constituent or principal abstaining from covering their amount.

          Any agreement contrary to what is provided in the two paragraphs above shall not have any legal effect.

          In trust, mandate or commission agreements this item shall be visibly inserted with a statement from the trustee to the effect that its contents were unequivocally made known to persons from whom they have received goods for their investment."

          The Trustee in fulfillment of the above statute makes its contents known to the parties in the terms of this Article.

FIFTEENTH. For everything concerning this Agreement, the parties hereto designate the following as their conventional addresses:

The Trustor:       Banco Internacional, S.A.
                   Division Fiduciaria
                   Paseo de la Reforma No. 156, Piso 10
                   Colonia Cuauhtemoc
                   06600 Mexico, D.F.

The Trustee:       Banco Inbursa, S.A.
                   Division Fiduciaria
                   Insurgentes Sur No. 3500, Piso 1
                   Col. Pena Pobre
                   14060 Mexico, D.F.

The Beneficiary:   SBC International, Inc.
                   175 E. Houston,
                   San Antonio, Texas  78205,
                   United States of America
                   Telefax: (210) 351-3849
                   Attention: Mr. Michael J. Viola

With a copy to:    Noriega y Escobedo, A.C.
                   Sierra Mojada No. 626
                   Lomas Barrilaco
                   11010 Mexico, D.F.
                   Telefax: 52 84 33 00
                   Attention: Mr. Carlos Bernal Verea, Esq.

All notifications, instructions, and communications of any type shall be in writing and considered valid when sent to the addresses mentioned above unless the relevant party has previously notified the other party in writing of a change of address. For purposes of this Agreement, "in writing" shall signify any form of written communications or communication sent by telefax.

SIXTEENTH. Applicable laws of the Mexican United States shall govern everything not foreseen in this Agreement and the trust established hereby. For everything concerning the interpretation, execution or fulfillment of this Agreement, the parties shall submit to the jurisdiction of the competent Courts of Mexico City, Federal District, expressly waiving any other jurisdiction that might correspond to them by reason of their present or future addresses.

SEVENTEENTH. Each of the parties hereto hereby acknowledges the legal status and capacity of the other parties, as well as the power of their representatives to execute this Agreement.

          This Agreement and its attachments undersigned in three counterparts in Mexico City on this 28th day of March 2001.

                                     TRUSTEE
                               Banco Inbursa, S.A.
                         Institucion de Banca Multiple,
                            Grupo Financiero Inbursa,
                               Division Fiduciaria

                            /s/ Humberto Zepeda Ruiz
                            ------------------------
                         By: Lic. Humberto Zepeda Ruiz,
                             Representative Trustee

                                     TRUSTOR

                            Banco Internacional, S.A.
                               Division Fiduciaria

     /s/ Eduardo Azcoitia Moraila                  /s/ Rebeca Trejo Sanchez
     ----------------------------                  ------------------------
 By: Lic. Eduardo Azcoitia Moraila             By: Lic. Rebeca Trejo Sanchez
     Trustee Representative                        Trustee Representative

                                   BENEFICIARY

                           SBC International, Inc.

     /s/ Michael J. Viola                          /s/ Mark E. Royse
     --------------------                          -----------------
 By: Michael J. Viola                          By: Mark E. Royse
     Vicepresident-Treasurer                       President of  SBCI-Mexico

                        CARSO GLOBAL TELECOM, S.A.de C.V.

                             /s/ Eduardo Valdes Acra
                             -----------------------
                             By: Eduardo Valdes Acra

                                    Exhibit A
                                    ---------

Share Certificate No. 0000002, emision 2000, dated January 20, 2000, of 1,059,890,076 fully paid and registered series AA shares of the 16,171,080,182 shares in which the fix portion of the corporate capital of Telefonos de Mexico, S.A. de C.V. is divided.

                                    Exhibit B
                                    ---------

The Beneficiary hereby agrees to pay to the Trustee for the study, acceptance, custody and administration of the trust and its assets the annual amount of U.S.$19,000.00 (nineteen thousand dollars lawful currency of the United States of America) plus the value added tax thereon. The Beneficiary shall pay it, the first year, upon signature of this Agreement and the second or consecutive years and proportionally if the trust is terminated in less than a full year.